Exhibit 2.1

January 3, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Cipherloc Corporation’s Current Report on Form 8-K dated January 3, 2022, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm. We have no basis to agree or disagree with other statements made by the registrant contained therein.

Respectfully yours,

Briggs & Veselka Co.

Houston, Texas